Contact: Arena Pharmaceuticals, Inc. Craig M. Audet, Ph.D., Senior Vice President, Operations & Head of Global Regulatory Affairs caudet@arenapharm.com 858.453.7200, ext. 1612 www.arenapharm.com

Arena Pharmaceuticals Reports First Quarter 2016 Financial Results and
Provides Corporate Update

- Biopharmaceutical Industry Veteran Amit Munshi Appointed Chief Executive Officer-

- Conference Call and Webcast Scheduled for Today at 5:00 p.m. Eastern Time -

SAN DIEGO, CA, May 9, 2016 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the first quarter ended March 31, 2016, and provided a corporate update.

“We have continued to focus on the strategic priorities that we outlined last October, including advancing APD371 through Phase 1b and entering into a strategic collaboration with Boehringer Ingelheim that leverages our internally discovered compounds and validates the strength of our R&D platform,” said Harry F. Hixson, Jr., Ph.D., Arena’s interim Chief Executive Officer. “We are thrilled that Amit Munshi will join us in the next couple of days as our President and Chief Executive Officer, and we look forward to building stockholder value and positively impacting patient lives under Mr. Munshi’s leadership.”

First Quarter and Recent Developments

Corporate Update

•
Appointed Amit D. Munshi as President, Chief Executive Officer and interim principal financial officer, effective May 11, 2016. Mr. Munshi will also join Arena’s Board of Directors following Arena’s 2016 annual stockholders’ meeting, which is scheduled for June 13, 2016.

Research and Development Update

•
Announced favorable results from a Phase 1b multiple-ascending dose clinical trial of APD371, a highly selective and potent agonist of the cannabinoid 2 (CB2) receptor with potential utility in the treatment of pain.

•
Arena and Boehringer Ingelheim International GmbH entered into a collaboration that grants Boehringer Ingelheim exclusive worldwide rights to Arena’s internally discovered, novel compounds and intellectual property related to an orphan central nervous system (CNS) receptor. The collaboration also enables joint research in the field of schizophrenia aimed at identifying additional drug candidates.

BELVIQ® (lorcaserin HCl) Update

•	IMS Health estimates that approximately 121,000 prescriptions for BELVIQ were filled in the United States in the first quarter of 2016.

•
Ildong Pharmaceutical Co., Ltd., estimates that approximately 2.1 million tablets of BELVIQ were prescribed in South Korea in the first quarter of 2016, which equates to approximately 34,700 one-month prescriptions.

First Quarter 2016 Financial Results

•	Revenues totaled $9.8 million, including $3.5 million in net product sales of BELVIQ

•	Research and development expenses totaled $18.5 million

•	General and administrative expenses totaled $6.9 million

•	Net loss was $21.5 million, or $0.09 per share

•	At March 31, 2016, cash and cash equivalents totaled $139.5 million and approximately 243.0 million shares of common stock were outstanding

Scheduled Conference Call and Webcast

Arena will host a conference call and webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to provide a corporate update and report first quarter 2016 financial results. The conference call may be accessed by dialing 877.643.7155 for domestic callers and 914.495.8552 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals’ First Quarter 2016 Financial Results and Corporate Update Conference Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About BELVIQ® (lorcaserin HCl) CIV

BELVIQ is approved by the US Food and Drug Administration to be used along with a reduced-calorie diet and increased physical activity for chronic weight management in adult patients with an initial body mass index of:

•	30 kg/m2 or greater (obese), or

•	27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbid condition (e.g., hypertension, dyslipidemia, type 2 diabetes).

Limitations of Use:

•
The safety and efficacy of coadministration of BELVIQ with other products intended for weight loss including prescription drugs (e.g., phentermine), over-the-counter drugs, and herbal preparations have not been established.

•	The effect of BELVIQ on cardiovascular morbidity and mortality has not been established.

In clinical trials, the most common adverse reactions for patients without diabetes treated with BELVIQ were headache, dizziness, fatigue, nausea, dry mouth, and constipation, and, in patients with diabetes, the most common adverse reactions were hypoglycemia, headache, back pain, cough, and fatigue.

For additional information about BELVIQ, including important safety information, click here for the full Prescribing Information or visit www.BELVIQ.com.

About Arena Pharmaceuticals

Arena embraces the challenge of improving health by seeking to bring innovative medicines targeting G protein-coupled receptors to patients. Arena’s focus is discovering, developing and commercializing drugs to address unmet medical needs, and BELVIQ® (lorcaserin HCl) is Arena’s first internally discovered drug approved for marketing. Arena has US operations located in San Diego, California, and operations outside of the United States, including its commercial manufacturing facility, located in Zofingen, Switzerland. For more information, visit Arena’s website at www.arenapharm.com.

Arena Pharmaceuticals® and Arena® are registered service marks of Arena Pharmaceuticals, Inc. BELVIQ® is a registered trademark of Arena Pharmaceuticals GmbH.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the timing and significance of Mr. Munshi’s appointment as an executive officer and director; building stockholder value and impacting lives; rights, activities and expectations with respect to the collaboration with Boehringer Ingelheim; the therapeutic indication, use, safety, efficacy, mechanism of action and potential of BELVIQ and APD371; embracing the challenge of improving health and seeking to bring innovative medicines to patients; and Arena’s focus, plans, goals, strategy, expectations, research and development programs, and ability to discover and develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: having adequate funds and other resources and their effective use; enrollment in the ongoing Phase 2 clinical trials of APD334 and ralinepag is competitive and challenging, and their progress, completion and results are uncertain; recruiting and retaining effective management and other key employees; risks related to commercializing drugs, including regulatory, product supply, marketing and use; the focus, efforts and decisions of collaborators; the entry into, modification or termination of collaborative arrangements, and risks related to relying on such arrangements; the timing and receipt of payments from others; the risk that Arena’s revenues are based in part on estimates, judgment and accounting policies, and incorrect estimates or disagreement regarding estimates or accounting policies may result in changes to Arena’s guidance or previously reported results; the timing and outcome of regulatory review is uncertain, and lorcaserin may not receive any additional marketing approvals; regulatory decisions in one territory may impact other regulatory decisions and Arena’s business prospects; reimbursement and pricing decisions; the timing, success and cost of Arena’s research and development; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; clinical trials and other studies may not proceed at the time or in the manner expected or at all; unexpected or unfavorable new data; nonclinical and clinical data is voluminous and detailed, and regulatory agencies may interpret or weigh the importance of data differently and reach different conclusions than Arena or others, request additional information, have additional recommendations or change their guidance or requirements before or after approval; data and other information related to any of Arena’s research and development may not meet regulatory requirements or otherwise be sufficient for (or Arena or a collaborator may not pursue) further research and development, regulatory review or approval or continued marketing; intellectual property rights; and satisfactory resolution of litigation or other disagreements. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc. Condensed Consolidated Statements of Operations (In thousands, except per share amounts)

	Three months ended
	March 31,
	2016	2015
	(unaudited)
Revenues
Net product sales	$3,518	$6,618
Other Eisai collaborative revenue	3,226	2,136
Toll manufacturing	1,023	346
Other collaborative revenue	2,080	3,156
Total revenues	9,847	12,256

Operating Costs & Expenses
Cost of product sales	2,428	3,191
Cost of toll manufacturing	1,188	402
Research & development	18,502	21,968
General & administrative	6,924	8,439
Total operating costs & expenses	29,042	34,000

Interest & Other Income (Expense)
Interest income	88	34
Interest expense	(1,679)	(1,696)
Loss from valuation of derivative liabilities	0	(1,549)
Other	(762)	660
Total interest & other expense, net	(2,353)	(2,551)
Net loss	$(21,548)	$(24,295)

Net loss per share:
Basic	$(0.09)	$(0.10)
Diluted	$(0.09)	$(0.10)

Shares used in calculating net loss per share:
Basic	242,876	235,703
Diluted	242,876	235,703

Arena Pharmaceuticals, Inc. Condensed Consolidated Balance Sheet Data (In thousands)

	March 31, 2016	December 31, 2015[1]
	(unaudited)
Assets
Cash & cash equivalents	$139,533	$156,184
Accounts receivable	6,166	4,934
Inventory	9,054	9,502
Prepaid expenses & other current assets	5,362	4,218
Land, property & equipment, net	71,003	71,828
Intangibles & other non-current assets	10,246	10,126
Total assets	$241,364	$256,792

Liabilities & Stockholders’ Equity
Accounts payable & accrued liabilities	$25,122	$25,493
Total deferred revenues	110,632	109,042
Total lease financing obligations & other long-term liabilities	68,052	68,715
Total stockholders’ equity	37,558	53,542
Total liabilities & stockholders’ equity	$241,364	$256,792

1 The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.